Exhibit 1.3

AMENDMENT NO. 1 TO

SALES AGREEMENT

October 27, 2026

This Amendment No. 1 (“Amendment No. 1”) amends that certain Sales Agreement, dated as of September 3, 2024 (the “Agreement”), by and between Zura Bio Limited, a Cayman Islands exempted company (the “Company”), and Leerink Partners LLC, as sales agent (the “Agent”). Defined terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

WITNESSETH THAT:

WHEREAS, Section 15 of the Agreement permits the Company and the Agent to amend the Agreement by a written instrument executed by both parties;

WHEREAS, the Company intends to file with the Commission a new registration statement on Form S-3 (the “New Registration Statement”), which New Registration Statement shall replace the Registration Statement referenced in the Agreement; and

WHEREAS, the Company and the Agent now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Agent agree as follows:

1.	The third sentence of the first paragraph of Section 1 of the Agreement is amended and restated in its entirety as set forth below:

“The issuance and sale of Placement Shares through the Agent will be effected pursuant to the Registration Statement (as defined below), although nothing in this Agreement shall be construed as requiring the Company to issue any Placement Shares.”

2.	The first sentence of the second paragraph of Section 1 of the Agreement is amended and restated in its entirety as set forth below:

The Company has filed or will file, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3, including (a) a base prospectus, relating to certain securities, including the Ordinary Shares, to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”), and (b) a prospectus supplement specifically relating to the Placement Shares to be issued from time to time pursuant to this Agreement (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement.

3.	Section 12 of the Agreement as it relates to notices to the Company shall be amended and restated as follows:

and if to the Company, shall be delivered to:

Zura Bio Limited

Attention: Chief Executive Officer

E-mail: sandeep.kulkarni@zurabio.com

with a copy (which shall not constitute notice) to:

notices@zurabio.com; and

Cooley LLP

Attention: Brandon Fenn, Sarah Sellers, Mark Ballantyne

E-mail: bfenn@cooley.com, ssellers@cooley.com, mballantyne@cooley.com

4.	Section 15 of the Agreement is supplemented and amended such that this Amendment No. 1 and the Agreement, as amended hereby, constitute the entire agreement of the parties to the Agreement and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof and thereof.

5.	This Amendment No. 1 shall be deemed effective on the date first set forth above.

6.	Except as amended hereby, the Agreement as now in effect is ratified and confirmed hereby in all respects. For the avoidance of doubt, this Amendment No. 1 and all of its provisions shall be deemed to be a part of the Agreement, as amended hereby.

7.	This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws. Any legal suit, action or proceeding arising out of or based upon this Amendment No. 1 or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

[Signature page follows.]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,
ZURA BIO LIMITED

By:	/s/ Sandeep Kulkarni
	Name:	Sandeep Kulkarni
	Title:	Chief Executive Officer

The foregoing Amendment is hereby confirmed and accepted by the Agent in New York, New York as of the date first above written.

LEERINK PARTNERS LLC

By:	/s/ Peter Fry
	Name:	Peter Fry
	Title:	Senior Managing Director

[Signature Page to Amendment No. 1]